ACCOUNTANTS' CONSENT



     We consent to the incorporation by reference in the registration statement of Gulf West Banks, Inc. on Form S-8 related to 722,000 shares of its common stock, of our report dated January 16, 1998, on our audits of the consolidated balance sheets of Gulf West Banks, Inc. and subsidiaries as of December 31, 1997 and 1996 and related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included in the annual report on Form 10-K. We also consent to the reference to our firm under the caption, "Experts."



/s/ HACKER, JOHNSON, COHEN & GRIEB PA
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HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
July 7, 1998